NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JUNE
COMPARABLE STORE SALES INCREASE TWO PERCENT

PEMBROKE PINES, FL., July 6, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended July 1, 2006 comparable store sales increased two percent after increasing four percent during the corresponding five-week period last year. Total sales during the five-week period ended July 1, 2006 increased seven percent to $132,514,000 compared with $124,336,000 for the comparable five-week period last year.

Comparable store sales results for June 2006 compared to June 2005 were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: positive low single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores stated that, “This month’s International comparable store sales results are not in keeping with the generally improved performance we have been showing for quite some time now. Direct comparisons to last June are difficult because, as in May, we faced several holiday shifts resulting in store closures on days when we were open last year. We also saw a significant downturn in store traffic throughout our entire European store base on days when World Cup games were being played. Finally, year over year comparisons in France are affected by the timing of our semi-annual sale, which began on June 29th this year, approximately one week later than last year. As a result, we experienced a significant decline in transactions compared to the comparable days last year, which we believe is attributable to customers waiting for the start of the sale. Throughout Europe, we continue to believe that our merchandise selection remains on target, especially with respect to our expanded jewelry offerings.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American Claire’s and Icing by Claire’s stores performed well in June, delivering consolidated comparable store sales results that exceeded the gains realized in June 2005. The popularity of jewelry is continuing and interest in certain accessory categories is also building. We will begin to introduce our back to school merchandise later this month and are quite excited about those new looks, which we believe will work extremely well with fall apparel offerings.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
Year-to-Date	$546,932	$521,637	5%	3%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 1, 2006, Claire’s Stores, Inc. operated approximately 2,930 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 180 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 100 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com